Exhibit (j)(2)

ADDENDUM TO SAFEKEEPING AGREEMENT

This Addendum (“Addendum”) is dated effective as of March 22, 2013 by and between Millennium Trust Company, LLC, an Illinois limited liability company (“MTC”), and Mill City Ventures III, Ltd., a Minnesota corporation (“Depositor”).

RECITALS

WHEREAS, on the effective date hereof, MTC and Depositor entered into that certain Safekeeping Agreement (the “Agreement”);

WHEREAS, Depositor is a business development company that is subject to the Investment Company Act of 1940 (as amended, the “Act”), and certain provisions of the Act and rules promulgated thereunder require certain amendments be made to the Agreement; and

WHEREAS, the parties wish to enter into this Addendum to amend and supplement certain provisions of the Agreement, upon the terms and conditions set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises and other considerations set forth herein, the parties agree as follows:

1. Defined Terms. All capitalized terms used herein shall have the respective meanings set forth in the Agreement unless otherwise defined herein.

2. Property. MTC agrees to physically segregate in a vault or other depository maintained by MTC the Property from investments of any other person, and to permit access to the Property only in accordance with the terms of this Addendum.

3. Access to Property. Only the following persons shall be authorized or permitted to have access to the Property: (i) the Depositor’s Authorized Individuals, as appointed from time to time by the Depositor’s board of directors pursuant to a certified resolution delivered to MTC, upon joint request of such Authorized Individuals; (ii) the Company’s independent accountant with the joint consent of the Authorized Individuals; and (iii) the authorized employees and agents of the Securities and Exchange Commission.

4. No Other Changes. Except as explicitly amended by this Addendum, all of the provisions of the Agreement shall apply hereto and remain in full force and effect.

5. Conflicts. In the event of any conflicts between this Addendum and the Agreement, the terms of this Addendum shall control.

6. Counterparts. This Addendum may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

7. Nothing in the Agreement or this Amendment is intended to or shall cause MTC to be subject to the Act.

IN WITNESS WHEREOF, the parties have executed this Addendum by causing their duly authorized representatives to sign below.

DEPOSITOR:	MTC:

Mill City Ventures III, Ltd.	Millennium Trust Company

By: _________________________	By: _________________________
Name: _______________________	Name: _______________________
Title: ________________________	Title: ________________________